UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 4, 2022

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Louisiana	001-35019	02-0815311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

624 Market Street, Shreveport, Louisiana		71101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(318) 222-1145

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $.01 per share)	HFBL	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On, October 4, 2022, Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation ("Home Federal Bancorp"), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Northwest Bancshares Corporation, a Louisiana corporation ("Northwest"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Home Federal Bancorp will acquire Northwest in an all cash transaction through a reverse merger of a newly created, wholly-owned subsidiary of Home Federal Bancorp with and into Northwest (the “Merger”). Immediately after the Merger, Northwest will merge with and into Home Federal Bancorp, with Home Federal Bancorp being the surviving corporation. Promptly following the completion of the holding company merger, First National Bank of Benton, a national bank and wholly-owned subsidiary of Northwest, will merge with and into Home Federal Bank, a federal savings bank and wholly-owned subsidiary of Home Federal Bancorp, with Home Federal Bank surviving the bank merger.

Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the Boards of Directors of Home Federal Bancorp and Northwest, upon completion of the Merger, shareholders of Northwest (other than holders of Dissenting Shares, as such term is defined in the Merger Agreement) will receive their pro rata portion of aggregate merger consideration equal to (i) $4.25 million, (ii)  plus the sum of 8.0% of total consolidated assets of Northwest as of the month-end immediately prior to the closing of the Merger after giving effect to a special distribution (the “Special Distribution”) to be paid, (iii) less the amount, if any, that Northwest’s total unaccrued and unpaid transaction expenses exceed $125,000. Based on financial data as of August 31, 2022, the parties currently estimate that the aggregate Merger consideration will be approximately $10.1 million. In addition to the Merger consideration, the Merger Agreement provides that, prior to consummation of the Merger, Northwest will pay the Special Distribution in cash to its shareholders in an aggregate amount which will reduce the ratio of Northwest’s total shareholders’ equity to total consolidated assets to 8.0%. Based on financial data at August 31, 2022, the parties currently estimate that the amount of Special Distribution will be approximately $8.4 million.

The Merger Agreement contains customary representations and warranties from both Home Federal Bancorp and Northwest, and each have agreed to customary covenants, including, among others, covenants relating to: (1) the conduct of Northwest’s business during the interim period between the execution of the Merger Agreement and the completion of the Merger; (2) Northwest’s obligation to convene and hold a meeting of its shareholders to consider and vote upon the approval of the Merger, the Merger Agreement and the other transactions contemplated by it; and (3) subject to certain exceptions, the recommendation by the Board of Directors of Northwest in favor of the approval by its shareholders of the Merger, the Merger Agreement and the other transactions contemplated it. Northwest has also agreed not to (1) solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, enter into any discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions.

Concurrently with the execution of the Merger Agreement, the directors of Northwest, in their respective capacities as shareholders of the company, entered into Support Agreements with Home Federal Bancorp under which they agreed to vote their shares of Northwood in favor of the Merger and to take certain other actions that would support the completion of the Merger. The form of Support Agreement is attached to the Merger Agreement as Exhibit 7.14A thereto.

Completion of the Merger is subject to certain customary conditions, including, among others, (1) approval of the Merger Agreement by the requisite vote of the shareholders of Northwest; (2) receipt of required regulatory approvals; and (3) the absence of any injunction, order or other legal restraint prohibiting the completion of the Merger. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (2) performance in all material respects by the other party of its obligations under the Merger Agreement. Subject to the receipt of all required approvals and the satisfaction of all other conditions, the Merger is expected to be completed in the first quarter of 2023.

             Concurrently with execution of the Merger Agreement, Home Federal Bank entered into an employment agreement with John A. Batson, the current President and Chief Executive Officer of Northwest and of First National Bank of Benton.  The employment agreement, which will become effective upon completion of the Merger, provides that Mr. Batson will be employed as the Senior Vice President and Benton Market Manager of Home Federal Bank for a term of three years following the completion of the Merger. Mr. Batson will be subject to non-compete and non-solicit provisions for a period of 12 months (the (“Restricted Period”) following a termination of his employment, regardless of whether the termination of employment occurs during the three-year term of his employment agreement or thereafter. If Mr. Batson’s employment is terminated (a) by Home Federal Bank for other than cause, disability, retirement or death or (b) by Mr. Batson for “Good Reason” (as defined in the employment agreement), then Home Federal Bank shall pay to Mr. Batson, in a lump sum within 30 days following the date of termination, a cash severance amount equal to Mr. Batson’s base salary and guaranteed commission for the longer of the remainder of the three-year employment term or the Restricted Period, subject to Mr. Batson executing and not revoking a general release of claims. The severance payment will be reduced by the minimum amount necessary to ensure that none of such amount is a parachute payment under Section 280G of the Internal Revenue Code. If Mr. Batson’s employment is terminated for cause, disability, retirement or death or voluntarily by Mr. Batson without Good Reason, then Mr. Batson shall have no right under the employment agreement to compensation or other benefits for any period after the applicable date of termination.

             The foregoing description of  of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events

On October 4, 2022, Home Federal Bancorp and Northwest issued a press release announcing that they had entered into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

             This Current Report contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in the company’s markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Home Federal Bancorp’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Home Federal Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Home Federal Bancorp does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Item 9.01             Financial Statements and Exhibits

              (a)           Not applicable.
              (b)           Not applicable.
              (c)           Not applicable.
              (d)           Exhibits

The following exhibits are included herewith.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 4, 2022, between Home Federal Bancorp, Inc. of Louisiana and Northwest Bancshares Corporation*
99.1	Press Release, dated October 4, 2022
104	Cover page interactive date file (embedded within the Inline XBRL document.)

________________________
   *  Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date: October 4, 2022	By:	/s/James R. Barlow
James R. Barlow
Chairman of the Board, President and Chief Executive Officer